Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
      We consent to the incorporation by reference in this Registration Statement on Form S-4 of Gibraltar Industries, Inc. of our report dated April 13, 2005, relating to the consolidated financial statements of Alabama Metal Industries Corporation and subsidiaries appearing in the Current Report on Form 8-K/ A of Gibraltar Industries, Inc. filed on November 15, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/      Deloitte & Touche LLP
Birmingham, Alabama
July 19, 2006

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